Exhibit 5
[El Paso Corporation letterhead]
February 8, 2006
El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002
     Re: El Paso Corporation 4.99% Convertible Perpetual Preferred Stock
Ladies and Gentlemen:
     I am Executive Vice President and General Counsel of El Paso Corporation, a Delaware corporation (the “Company”) and have acted in such capacity in connection with the registration for resale by the selling security holders of 750,000 shares of 4.99% Convertible Perpetual Preferred Stock (the “Preferred Shares”) of the Company.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     I have participated in and am familiar with the corporate proceedings of the Company relating to the preparation of the registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 23, 2005 relating to the Preferred Shares, as amended by Amendment No. 1 thereto filed with the SEC on October 20, 2005, by Post-Effective Amendment No. 1 thereto filed with the SEC on December 2, 2005 and by Post-Effective Amendment No. 2 on Form S-3 filed with the SEC on February 7, 2006 (such registration statement, as so amended being referred to herein as the “Registration Statement”), providing for the registration of the Preferred Shares and common stock for offering and sale on a delayed or continuous basis under the Act and Rule 415 promulgated thereunder.
     In connection with the foregoing, I have researched such questions of law and examined the originals or copies of the Registration Statement and such corporate records, agreements or other instruments of the Company and other instruments and documents as I have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to various questions of fact material to such opinions, I have, where relevant facts were not independently established by me, relied upon statements of other officers of the Company, whom I believe to be responsible.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:
     1. The Preferred Shares have been duly authorized by the Company, have been validly issued, and are fully paid and nonassessable.
     2. The shares of the Company’s common stock, par value $3.00 (the “Common Shares”), initially issuable upon conversion of the Preferred Shares pursuant to the Certificate of Designations of the Preferred Shares, as filed with the Secretary of State of the State of Delaware on April 14, 2005 (the “Certificate of Designations”), have been duly authorized for issuance and, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.
     In rendering the opinion set forth in paragraph 1 above, I have assumed that the Company received the consideration for the Preferred Shares as contemplated by (i) the Stock Purchase Agreement dated as of April 11, 2005 between the Company and the initial purchasers named therein, and (ii) the resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Preferred Shares. In rendering the opinion set forth in paragraph 2 above, I have assumed that the certificates evidencing the Common Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by me evidencing the Common Shares.
     I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement, as amended. The foregoing, however, shall not constitute an admission by me that I am an expert as provided for in Section 7 and 11 of the Act.
     I wish to call to your attention to the fact that I am the owner of or have the option to acquire approximately 403,166 shares of my Common Stock of the Company.

Very truly yours,
/s/ Robert W. Baker